Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

February 18, 2021

SiTime Corporation

5451 Patrick Henry Drive

Santa Clara, CA 95054

Ladies and Gentlemen:

We have acted as counsel to SiTime Corporation, a Delaware corporation (the “Company”), in connection with the sale of up to 3,450,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), which includes (i) 1,950,000 shares of Common Stock to be sold by the Company (including up to 450,000 shares of Common Stock that may be sold by the Company upon exercise of an over-allotment option granted to the underwriters) (collectively, the “Company Shares”) and (ii) 1,500,000 shares of Common Stock to be sold by the selling stockholder identified in the Prospectus (the “Stockholder Shares”), pursuant to the Registration Statement on Form S-3 (File No. 333-253139) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated February 16, 2021, and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid, and nonassessable and (ii) the Stockholder Shares have been validly issued and are fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC for incorporation by reference in the Registration Statement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Very truly yours,

COOLEY LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com